Exhibit 99.3

July 12, 2024

YXT.COM GROUP HOLDING LIMITED

Room 501-502, No. 78 East Jinshan Road Huqiu District,

Suzhou Jiangsu, 215011,

People’s Republic of China

+86 (512) 6689 9881

Re: YXT.COM GROUP HOLDING LIMITED

Ladies and Gentlemen,

We understand that YXT.COM GROUP HOLDING LIMITED (the “Company”) has filed a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports (collectively, the “Report”), and any subsequent amendments to the Report, as well as the citation of our Report, (i) in the Registration Statement, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
Frost & Sullivan Limited

/s/ Charles Lau
Name: Charles Lau
Title: Executive Director